John Hancock Investment Trust

on behalf of John Hancock Sovereign Investors Fund

AMENDMENT TO SUB-ADVISORY AGREEMENT

AMENDMENT made as of the 1st day of July, 2013 to the Sub-Advisory Agreement dated July 1, 2009, as amended (the “Agreement”), among John Hancock Advisers, LLC, a Delaware limited liability company, John Hancock Asset Management a division of Manulife Asset Management (US) LLC (formerly, Sovereign Asset Management, LLC), a Delaware limited liability company, and each of the investment companies that is a signatory to the Agreement, including John Hancock Investment Trust.  In consideration of the mutual covenants contained herein, the parties agree as follows:

1.          SECTION 3 - COMPENSATION OF SUB-ADVISER AND APPENDIX A

Appendix A of the Agreement, which relates to Section 3 of the Agreement, “COMPENSATION OF SUB-ADVISER,” is hereby amended to reflect the following fee schedule for John Hancock Sovereign Investors Fund and any contrary fee schedule information is hereby superseded:

JOHN HANCOCK INVESTMENT TRUST

Fund	First $750 Million of Average Daily Net Assets	Next $750 Million of Average Daily Net Assets	Next $1 Billion of Average Daily Net Assets	Excess Over $2.5 Billion of Average Daily Net Assets
John Hancock Sovereign Investors Fund	[0.XX]%	[0.XX]%	[0.XX]%	[0.XX]%

2.          EFFECTIVE DATE

This Amendment shall become effective as of the date first mentioned above.

3.         DEFINED TERMS

Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.

4.         OTHER TERMS OF THE AGREEMENT

Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK ADVISERS, LLC

By:  /s/ Leo Zerilli

Leo Zerilli

Senior Vice President and Chief Investment Officer

JOHN HANCOCK ASSET MANAGEMENT A DIVISION OF MANULIFE ASSET MANAGEMENT (US) LLC

By:   /s/ Diane Landers

Name: Diane Landers

Title: Chief Administrative Officer

JOHN HANCOCK INESTMENT TRUST
on behalf of John Hancock Sovereign Investors Fund

By:   /s/ Hugh McHaffie

Hugh McHaffie

President